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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Duratek, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-60075) of Duratek, Inc. of our report dated April 16, 2001, relating to the consolidated balance sheets of Duratek, Inc. and subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Duratek, Inc.

As discussed in note 22 of the notes to the consolidated financial statements, the Company restated certain amounts previously reported for the year ended December 31, 1999.

                                                    /s/ KPMG LLP


Baltimore, Maryland
April 16, 2001